Exhibit 99.1

Zynex Announces Share Buyback Program

ENGLEWOOD, CO – May 14, 2018 – Zynex, Inc. (OTCQB: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, today announced that its board of directors approved a program to buy back an additional $2 million of the Company's common stock. The new program will commence on May 14, 2018 and is scheduled to terminate on May 13, 2019 or when the $2 million buyback limit is reached. The Company previously re-purchased 495,091 shares of its common stock under a prior buyback program from December 6, 2017 through March 6, 2018.

In making the announcement, Zynex President and CEO Thomas Sandgaard stated, “We are committed to delivering shareholder value, and this buyback program authorization reflects the board's confidence in both our short-term prospects and our long term growth strategy. We believe that the current market value of our shares does not accurately reflect the underlying value of the Company and the buyback program represents an attractive opportunity to deploy capital in a way that will benefit stockholders.”

Under the share buyback program, buybacks may be made from time-to-time in open market and negotiated purchases, effective immediately through the next twelve months.  These buybacks will be made in compliance with the SEC’s Rule 10b-18, subject to market conditions, available liquidity, cash flow, applicable legal requirements and other factors. This program does not obligate the Company to acquire any particular amount of common stock and the program may be suspended or discontinued at any time. The Company expects to finance the purchases with existing cash balances.

Zynex, Inc. had approximately 33.1 million shares issued and 32.6 million shares outstanding as of May 11, 2018.

About Zynex

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex is also developing a new blood volume monitor for use in hospitals and surgery centers. For additional information, please visit: Zynex.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company's business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

Contact:
Zynex, Inc.
(303) 703-4906
Investor Relations Contact:
Amato And Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com